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                  [LETTERHEAD OF FREEHILL HOLLINGDALE & PAGE]


31 October 1997
                                        Our ref         Rick Narev
                                        Phone           02 9225 5604
                                        File no         1811824
                                        Doc no          SYDCP\97282000.8

Barbeques Galore Limited
327 Chisholm Road
AUBURN NSW 2144

Ladies and Gentlemen:

We have acted as Australian counsel to Barbeques Galore Limited (the COMPANY) in connection with the proposed offering of 2,350,000 American Depositary Shares
(ADSs) by the Underwriters. Each ADS represents an ordinary share (ORDINARY SHARE) of the Company. The ADSs are evidenced by American Depositary Receipts
(ADRs). The Ordinary Shares, the ADSs and the ADRs are described in the registration statement on Form F-1 filed by the Company with the Securities and Exchange Commission on 6 October 1997 (as amended, the REGISTRATION STATEMENT). (Capitalised terms used herein that are not otherwise defined herein have the meaning assigned to such terms in the Registration Statement.)

The Prospectus constituting part of the Registration Statement contains a section entitled "Certain Tax Considerations -- Australian Taxation" (TAX SECTION). In rendering the caption set forth in the TAX SECTION, we:

  (a) have relied upon an opinion dated 31 October 1997 from Greenwoods & Freehills Pty Limited, our affiliated taxation practice; and

  (b) understand that the Depository will be holding the underlying shares as nominee of each holder of an ADS.

Based on and subject to the foregoing, we have set forth our opinion as to the material Australian tax consequences of the acquisition, ownership and disposition of the ADSs and Ordinary Shares by U.S. Holders in the Prospectus constituting part of the REGISTRATION STATEMENT under the caption "Certain Tax Considerations--Australian Taxation".
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We express no opinion as to other tax issues affecting the holders of the ADSs or the other parties to the transactions described in the Registration Statement, nor does our opinion address state, local or foreign tax consequences that may result from such transactions.

Our opinion represents only our best judgement regarding the application of Australian tax laws, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the relevant taxation authorities or the courts, and there is no assurance that the relevant taxation authorities will not successfully assert contrary positions. Furthermore, no assurance can be given that future legislative, judicial decisions or administrative changes, applicable either on a prospective or retroactive basis, might not materially alter our opinion.

We consent to the use of this opinion for filing as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement.

Yours faithfully
FREEHILL HOLLINGDALE & PAGE

/s/ Rick Narev
RICK NAREV
Partner